FORM 5
                                   U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 20549
                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
<square>Check this box if
no longer subject to
Section 16. Form 4             Filed pursuant to Section 16(a) of the
or Form 5 obligations    Securities Act of 1934, Section 17(a) of the Public
may continue.               Utility Holding Company Act of 1935 or Section
                             30(f) of the Investment Company Act of 1940
SEE Instruction 1(b).
<square>Form 3 Holdings Reported
<square>Form 4 Transactions Reported

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol 6.  Relationship of Reporting Person to
                                                                                           Issuer
                                                  ENZON, INC. (ENZN)                      (Check all applicable)
CARUSO           JOHN           A.
(Last)              (First)           (Middle) 3. IRS or Social    4. Statement for              __ Director       ______ 10% Owner
                                               Security Number of     Month/Year                 X  Officer          __ Other
5 FRANKLIN ROAD                                Reporting Person          JUNE 30, 1995        <give title below>     (specify below)
                                               (Voluntary)
                                                                                            Vice President, Business Development,
                                                                                               General Counsel and Secretary
                   (Street)                                        5. If Amendment,
                                                                      Date of Original
                                                                      (Month/Year)
MENDHAM                  NJ       07945
(City)              (State)              (Zip)
                                                TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans- 3. Trans- 4. Securities Acquired  5. Amount of    6. Owner-   7. Nature of
   (Instr. 3)                                     action    action    (A) or Disposed of      Securities      ship        Indirect
                                                  Date      Code      (D)                     Beneficially    Form:       Beneficial
                                                  (Month/ (Instr.     (Instr. 3, 4 and 5)     Owned at End    (D) or      Ownership
                                                  Day/      8)                                of Issuer's    Indirect    (Instr.
                                                  Year)                                       Fiscal Year     (I)         4)
                                                                                              (Instr. 3       (Instr.
                                                                                              and 4)          4)
                                                                    Amount   (A) or Price
                                                                               (D)



















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
<E.G., puts, calls, warrants, options, convertible securities)


1. Title of Derivative   2.Conver3.Trans-4.Transac-5.Number of6.Date   7.Title and Amount of 8.Price9.Number10.        11. Na- ture
Security                   sion   action tion  Deriv-        ExercisableUnder-lying            of    of       Owner-      of In-
(Instru. 3    )             or     Date   Code  ative         and       Securities (Instr. 3    Deriv-Deriv-   ship        direct
                           Exercise(Month/Day/(Instr.SecuritiesExpirationand 4)                ative ative     of De-     Bene-
                           Price  Year)8)      Ac-           Date                              Secur-Secur-               ficial
                           of                  quired (A)    (Month/Day/                       ity   ities    rivative    Own-
                           Deriv-              or Disposed   Year)                             (Instr.Bene-                 ership
                           ative               of (D)                                          5)    ficially Security:(Instr. 4)
                         Security              (Instr. 3,                                            Owned     (D)
                                             4, and 5)                                               at        or In-
                                                                                                     End of    Direct
                                                                                                   Year
                                                                                                   (Instr.  (I)(Instr.
                                                                                                   4)       4)
                                                 (A)   (D) Date  Expira-    Title     Amount
                                                           Exer- tion                 or
                                                           cisableDate                Number
                                                                                      of
                                                                                      Shares
STOCK OPTION (RIGHT TO   $2.09  1/20/95A     40,000        1/20/971/20/05COMMON STOCK 40,000 $2.09 40,000   D          --
PURCHASE)+
STOCK OPTION (RIGHT TO   $2.63  8/24/94A     42,000        8/24/968/24/04Common Stock 42,000 $2.63 42,000   D               --
PURCHASE)+













  Explanation of Responses:

  + Granted under the Company's Non-Qualified Stock Option Plan, as amended, a Rule 16b-3 plan.








** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations .
                              /S/JOHN A. CARUSO               2/23/96
SEE 18 U.S.C. 1001
and 15 U.S.C. 78ff(a).
                          **Signature of Reporting Person     Date

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.